Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123549 on Form S-3 and in Registration Statement No.’s 333-23237, 333-41327, 333-41291, 333-62157, 333-62151, 333-71892, 333-129391 and 333-129392 on Forms S-8 of our reports dated March 4, 2008, relating to the financial statements and financial statement schedule of Radiant Systems, Inc (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and the effectiveness of Radiant Systems, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Radiant Systems, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 4, 2008